UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

September 28, 2009

AGY HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	335-150749	20-0420637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2556 Wagener Road Aiken, South Carolina	29801
(Address of principal executive offices)	(Zip Code)

(888) 434-0945

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective September 28, 2009, AGY Holding Corp. (“AGY”) entered into a committed Master Lease Agreement (the “Master Lease Agreement”) with DB Energy Trading LLC (“DB”) for the purpose of leasing precious metals necessary for the operations of both the Continuous Filament Mat (“CFM”) business and the glassfiber yarns (“Yarns”) business. The purpose of the Master Lease Agreement is to provide the terms and conditions under which AGY and DB may enter into leases from time to time whereby DB shall make available to the AGY up to 51,057 ounces of platinum and 3,308 ounces of rhodium necessary for the CFM and the Yarns operations. The Master Lease Agreement allows AGY to enter into leases of alloy metals with terms of one (1) to twelve (12) months and has an overall thirty-six (36) month lease commitment period. Lease fees depend on the quantity of metal leases required by AGY multiplied by a benchmark value of the applicable precious metal and a margin above the lease rate index. The Master Lease Agreement contains customary events of default, including, without limitation, nonpayment of lease fees, inaccuracy of representations and warranties in any material respect and certain cross-default provisions. The Master Lease Agreement expands upon, and replaces, an existing Master Lease Agreement between AGY and DB dated October 24, 2008, which had provided for the lease of platinum and rhodium necessary for AGY’s CFM operations.

Item 1.02.	Termination of a Material Definitive Agreement

On September 28, 2009, AGY notified The Bank of Nova Scotia of its intent to terminate the Consignment Agreement (“Consignment Agreement”) between AGY and The Bank of Nova Scotia dated as of August 25, 2005, which permits AGY to lease platinum, one of the alloy metals used in its manufacturing operations.

The termination of the Consignment Agreement will be effective October 7, 2009. The Consignment Agreement allowed AGY to lease up to the lesser of $69,600,000 or 32,000 ounces of platinum, with any utilization in excess of $42,000,000 secured by letter of credit collateral equal to 50% of the utilization over $42,000,000. The Consignment Agreement contained customary events of default, including, without limitation, nonpayment of consignment fees, inaccuracy of representations and warranties in any material respect and certain cross-default provisions. No penalties or fees are payable to The Bank of Nova Scotia in connection with the termination of the Consignment Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGY Holding Corp.

By:	/s/ Wayne T. Byrne
Name:	Wayne T. Byrne
Title:	Chief Financial Officer

Date: October 2, 2009